Exhibit 10.4
Form of
REGISTRATION RIGHTS AGREEMENT
by and between
WENDY’S INTERNATIONAL, INC.
and
TIM HORTONS INC.
Dated _____________, 2006

PAGE
Section 10.06 Counterparts	16
Section 10.07 Authority	16
Section 10.08 Jurisdiction	16
Section 10.09 Binding Effect and Assignment	16
Section 10.10 Waiver	17
ii

REGISTRATION RIGHTS AGREEMENT
     This Registration Rights Agreement (this “Agreement”) is made and entered into as of [                    ], 2006 (the “Effective Date”), between Wendy’s International, Inc., an Ohio corporation (“Wendy’s”), and Tim Hortons Inc., a Delaware corporation (“Tim Hortons”). Tim Hortons and Wendy’s are sometimes referred to herein separately as a “Party” and together as the “Parties.”
RECITALS
     A. Wendy’s owns 100% of the shares of issued and outstanding common stock of Tim Hortons.
     B. Contemporaneously with the execution and delivery of this Agreement the Parties are entering into a Master Separation Agreement (the “Master Separation Agreement”) and the other Separation Agreements (as defined in the Master Separation Agreement).
     C. Promptly after the execution and delivery of this Agreement Tim Hortons will consummate an initial public offering (the “Offering”) of its common stock, $0.001 per share (the “Common Stock”), pursuant to a registration statement on Form S-1, File No. 333-130035 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) and pursuant to a prospectus filed in each province and territory of Canada pursuant to applicable Canadian securities legislation.
     D. Immediately following consummation of the Offering, Wendy’s will own shares of Common Stock evidencing at least 80.1% of the voting power of the Common Stock with respect to all shareholder matters.
     E. The Parties desire to make certain arrangements to provide Wendy’s with registration rights with respect to the Common Stock it holds.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:
Article I
DEFINITIONS
     Section 1.01 Definitions. Any capitalized term used in this Agreement but not defined in this Agreement shall have the definition given such term in the Master Separation Agreement.
     Section 1.02 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, local or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, will be deemed also to refer to such agreement as amended, restated or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement. The captions, titles and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. Other than with respect to Article VII, this Agreement is for the sole benefit of the Parties and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or shareholder of Wendy’s or Tim Hortons) other than the Parties.
Article II
SHARES COVERED
     This Agreement covers all shares of Common Stock beneficially owned by Wendy’s or any Permitted Transferee (as defined in Section 3.05) from time to time, whether or not held immediately following the Offering (subject to Article VIII, the “Shares”). The Shares shall include any securities issued or issuable regarding the Shares by way of a stock dividend or a stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
     Wendy’s and any Permitted Transferees are each referred to herein as a “Holder” and collectively as the “Holders,” and the Holders of Shares proposed to be included in any registration under this Agreement are each referred to herein as a “Selling Holder” and collectively as the “Selling Holders.”
Article III
DEMAND REGISTRATION
     Section 3.01 Notice. In accordance with the terms and subject to the conditions set forth herein, at any time after Wendy’s delivers notice to Tim Hortons that it no longer intends to dispose of its interests in Tim Hortons by means of a spin-off, split-off, share exchange or other corporate reorganization, upon written notice from any Holder requesting that Tim Hortons effect the registration under the Securities Act of any or all of the Shares held by it, which notice shall specify the intended method or methods of disposition of such Shares (which may include a Shelf Registration (as defined in Section 3.06)), Tim Hortons will, within five days of receipt of such notice from any Holder, give written notice of the proposed registration to all other Holders, if any, and will use its best efforts to effect (at the earliest reasonable date) the registration under the Securities Act (and, as appropriate, under the Laws of the securities regulatory authorities in each of the Provinces and Territories of Canada) of such Shares (and the Shares of any other Holders joining in such request as are specified in a written notice received by Tim Hortons within 15 days after the giving by Tim Hortons of written notice of the proposed registration) for disposition in accordance with the intended method or methods of disposition stated in such request (each registration request pursuant to this Section 3.01 is sometimes referred to herein as a “Demand Registration”); provided, however, that:
     (a) Tim Hortons shall not be obligated to effect a registration regarding Shares pursuant to this Article III within 90 days after the effective date of a previous registration, other than a Shelf Registration, effected regarding Shares pursuant to this Article III;
     (b) if at the time a Demand Registration is requested pursuant to this Article III, Tim Hortons determines in the good faith judgment of the general counsel of Tim Hortons, to be confirmed within 15 days by Tim Hortons’s board of directors (the “Board”), that such registration would reasonably be expected to require the disclosure of material information that Tim Hortons has a bona fide business purpose to keep confidential and the disclosure of which would have a material adverse effect on any active proposal by Tim Hortons to engage in any material acquisition, merger, consolidation, tender offer, other business combination, reorganization, securities offering or other material transaction, Tim Hortons may postpone the filing or effectiveness of such registration until the earlier of (i) 15 business days after the date of disclosure of such material information and (ii) 75 days after Tim Hortons makes such determination;
     (c) the number of Shares originally requested to be registered pursuant to any registration requested pursuant to this Article III shall cover Shares representing more than 5% of the total shares of Common Stock then outstanding;
     (d) if a Demand Registration is an underwritten offering and the managing underwriters advise Tim Hortons in writing that in their opinion the number of Shares requested to be included in such offering exceeds the number of Shares that can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the Shares initially requesting such registration or without materially adversely affecting the market for the Common Stock, Tim Hortons shall include in such registration the number of Shares requested by Holders of a majority of the Shares to be included therein that, in the opinion of such Holders based upon advice of the managing underwriters, can be sold in an orderly manner within the price range of such offering and without materially adversely affecting the market for the Common Stock, pro rata among the respective Holders thereof on the basis of the amount of Shares owned by each Holder requesting inclusion of Shares in such registration;
     (e) Tim Hortons shall not be required to effect more than 5 Demand Registrations pursuant to this Section 3.01; provided, however, that the foregoing limitation shall not be effective if, at the time of the 5th Demand Registration, Tim Hortons is prohibited under then-existing SEC rules from registering all remaining Shares pursuant to a Shelf Registration, regardless of whether the Holder or Holders have requested that such 5th Demand Registration be a Shelf Registration or otherwise;

     (f) Notwithstanding the foregoing, Tim Hortons shall not be obligated to effect a registration pursuant to this Article III during the period starting with the date that is 60 days prior to Tim Hortons’ estimated date of the filing of, and ending on a date six months following the effective date of, a registration statement pertaining to an underwritten public offering of equity securities for Tim Hortons’ own account, provided that (i) Tim Hortons is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that Tim Hortons’ estimate of the date of filing of such registration statement is made in good faith, and (ii) Tim Hortons shall furnish to the Holders a certificate signed by the chief executive officer of Tim Hortons stating that in the good faith judgment of the board of directors of Tim Hortons, it would be seriously detrimental to Tim Hortons or its stockholders for a registration statement for a Demand Registration to be filed in the near future; and, in such event, Tim Hortons’ obligation to effect a registration pursuant to this Article III shall be deferred for a period not to exceed six months; and
     (g) Nothing in this Article III shall require Tim Hortons to (i) undergo a special interim audit, or (ii) prepare and file with the SEC or any other securities regulatory authority or stock exchange, sooner than would otherwise be required, pro forma or other financial statements relating to any proposed or completed transaction, or (iii) effect a registration if, in the opinion of counsel to Tim Hortons, the form and substance of which is acceptable to the Selling Holder, a registration is not required in order for such Selling Holder to sell the Shares for which registration is requested under this Article III.
     Section 3.02 Registration Expenses. All Registration Expenses (as defined in Article IX) for any registration requested pursuant to this Article III (including any registration that is delayed or withdrawn) shall be paid by Tim Hortons.
     Section 3.03 Selection of Professionals. The Holders of a majority of the Shares included in any Demand Registration shall have the right to select the investment banker(s) and manager(s) to underwrite or otherwise administer the offering. The Holders of a majority of the Shares included in any Demand Registration shall have the right to select the solicitation and/or exchange agent (if any) and one counsel for the Selling Holders. Tim Hortons shall select its own outside counsel and independent auditors, as well as the financial printer for the offering (which financial printer shall be reasonably acceptable to the Holders of a majority of the Shares included).
     Section 3.04 Third Person Shares. Tim Hortons shall have the right to cause the registration of securities for sale for the account of any Person (including Tim Hortons) other than the Selling Holders (the “Third Person Shares”) in any registration of the Shares requested pursuant to this Article III if the Third Person Shares are disposed of in accordance with the intended method or methods of disposition requested pursuant to this Article III.
     If a Demand Registration in which Tim Hortons proposes to include Third Person Shares is an underwritten offering and the managing underwriters advise Tim Hortons in writing that in their opinion the number of Shares and Third Person Shares requested to be included in such offering exceeds the number of Shares and Third Person Shares that can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the Shares initially requesting such registration or without materially adversely affecting the market for the Common Stock (the “Maximum Number”), Tim Hortons shall not include in such registration any Third Person Shares unless all of the Shares initially requested to be included therein are so included, and then only to the extent of the Maximum Number.
     Section 3.05 Permitted Transferees. As used in this Agreement, “Permitted Transferees” shall mean any transferee, whether direct or indirect, of Shares designated by Wendy’s (or a subsequent Permitted Transferee) in a written notice to Tim Hortons; provided, however, that (a) if the Spin-Off occurs, no Person receiving Common Stock in the Spin-Off shall be a Permitted Transferee with respect to such Common Stock and (b) no Person shall be a Permitted Transferee unless such Person and its Affiliates collectively hold Shares constituting at least 10% of the outstanding Common Stock. Any Permitted Transferees of the Shares shall be subject to and bound by all of the terms and conditions herein applicable to Holders. The notice required by this Section 3.05 shall be signed by both the transferring Holder and the Permitted Transferee(s) so designated and shall include an undertaking by such Permitted Transferee(s) to comply with the terms and conditions of this Agreement applicable to Holders.
     Section 3.06 Shelf Registration. In a Demand Registration, the requesting Holders may request Tim Hortons to effect a registration of the Shares under a registration statement pursuant to Rule 415 under the Securities Act (or any successor rule) (a “Shelf Registration”). At least 5 Business Days prior to any sale of Shares under a Shelf Registration, any Selling Holder who is an “affiliated purchaser” (as defined in Rule 10b-18 promulgated under the Exchange Act) of Tim Hortons shall advise Tim Hortons in writing of the date on which the sale by such Selling Holder will commence, the number of Shares to be sold and the manner of sale. Such Selling Holder also shall inform Tim Hortons when each such sale of Shares is over.
     Section 3.07 SEC Form. Tim Hortons shall use its best efforts to cause Demand Registrations to be registered on Form S-3 (or any successor form), and if Tim Hortons is not then eligible under the Securities Act to use Form S-3, Demand Registrations shall be registered on Form S-1 (or any successor form). Tim Hortons shall use its best efforts to become eligible to use Form S-3 and, after becoming eligible to use Form S-3, shall use its best efforts to remain so eligible. All such Demand Registrations shall comply with applicable requirements of the Securities Act and the SEC’s rules and regulations thereunder, and, together with each prospectus included, filed or otherwise furnished by Tim Hortons in connection therewith, shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Tim Hortons shall timely file all reports on Forms 10-K, 10-Q and 8-K (or any successor forms), and all material required to be filed, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent such filing shall be a condition to initial filing or continued use or effectiveness of any Demand Registration.
     Section 3.08 Other Registration Rights. Tim Hortons shall not grant to any other Person the right to request or require Tim Hortons to register any equity securities of Tim Hortons, or any securities convertible or exchangeable into or exercisable for such securities, whether pursuant to “demand,” “piggyback,” or other rights, unless such rights are expressly subject and subordinate to the rights of the Holders under this Agreement.

     Section 3.09 Withdrawal. The Holders may withdraw a Demand Registration at any time and under any circumstances; provided, however, that such registration shall be deemed to have occurred for the purposes of this Article III unless (a) the Selling Holders pay (pro rata in proportion to the number of Shares requested to be included) within 20 days after such withdrawal, all of Tim Hortons’ out-of-pocket expenses incurred in connection with such registration or (b) such withdrawal was preceded by a material delay of the registration by Tim Hortons pursuant to this Article III.
Article IV
PIGGYBACK REGISTRATIONS
     Section 4.01 Notice and Registration. If Tim Hortons proposes to register any of its securities for public sale under the Securities Act (whether proposed to be offered for sale by Tim Hortons or any other Person), on a form and in a manner that would permit registration of Shares for sale to the public under the Securities Act (a “Piggyback Registration”), Tim Hortons will give 10 days written notice to the Holders of its intention to do so, and upon the written request of any or all of the Holders delivered to Tim Hortons within 20 days after the giving of any such notice (such request shall specify the number of Shares intended to be disposed of by such Holders), Tim Hortons will use its best efforts to effect, in connection with the registration of such other securities, the registration under the Securities Act of all of the Shares Tim Hortons has been so requested to register by such Holders (which shall then become Selling Holders), to the extent required to permit the disposition (in accordance with the same method of disposition as Tim Hortons proposes to use to dispose of the other securities) of the Shares to be so registered; provided, however, that:
     (a) if, at any time after giving such written notice of its intention to register any of its other securities and prior to the effective date of the registration statement filed in connection with such registration, Tim Hortons shall determine for any reason not to register such other securities, Tim Hortons may, at its election, give written notice of such determination to the Selling Holders (or, if prior to delivery of the Holders’ written request described above in this Section 4.01, the Holders), and thereupon Tim Hortons shall be relieved of its obligation to register such Shares in connection with the registration of such other securities (but not from its obligation to pay Registration Expenses to the extent incurred as provided in Section 4.03), without prejudice, however, to the rights (if any) of any Selling Holders immediately to request (subject to Article III) that such registration be effected as a Demand Registration under Article III or to include such Shares in any subsequent Piggyback Registration pursuant to this Article IV;
     (b) Tim Hortons shall not be required to effect any registration of the Shares under this Article IV incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other employee benefit plans of Tim Hortons; and
     (c) if a Piggyback Registration is an underwritten registration on behalf of Tim Hortons (whether or not selling security holders are included therein) and the managing underwriters advise Tim Hortons in writing that in their opinion the number of securities requested to be included in such registration exceeds the Maximum Number, Tim Hortons shall include the following securities in such registration up to the Maximum Number and in accordance with the following priorities: (i) first, the securities Tim Hortons proposes to sell for its own account; (ii) second, up to the number of Shares requested to be included in such registration, pro rata among the Selling Holders of such Shares on the basis of the number of Shares owned by each such Selling Holder; and (iii) third, up to the number of any other securities requested to be included in such registration.
     (d) No registration of Shares effected under this Article IV shall relieve Tim Hortons of its obligation to effect a registration of Shares pursuant to Article III.
     (e) Any Selling Holder may withdraw any or all of its Shares from a Piggyback Registration at any time under any circumstances.
     Section 4.02 Selection of Professionals. The Holders of a majority of the Shares included in any Piggyback Registration shall have the right to select one counsel for the Selling Holders. Tim Hortons shall select its own outside counsel and independent auditors.
     Section 4.03 Registration Expenses. Tim Hortons will pay all of the Registration Expenses in connection with any registration pursuant to this Article IV.
Article V
REGISTRATION PROCEDURES
     Section 5.01 Registration and Qualification. If Tim Hortons is required to use its best efforts to effect the registration of any Shares under the Securities Act as provided in Article III or Article IV, including an underwritten offering pursuant to a Shelf Registration, Tim Hortons will as promptly as is practicable (but, subject to Section 3.01(b), in no event, in the case of the initial filing of the registration statement, later than 30 days after the date of a demand under Article III if the applicable registration form is Form S-3 or a successor form, and for any other form, 90 days from the date of such demand):
     (a) prepare and file with the SEC a registration statement regarding such Shares and use its best efforts to cause such registration statement to become effective as soon as practicable after the initial filing thereof (provided that before filing a registration statement or prospectus or any amendment or supplement thereto, Tim Hortons shall furnish to the counsel selected by the Holders of a majority of the Shares covered by such registration statement copies of all such documents proposed to be filed (which documents shall be subject to the review and comment of such counsel));
     (b) except in the case of a Shelf Registration, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act regarding the disposition of all of the Shares until the earlier of (i) such time as all of such Shares have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and (ii) the expiration of nine months after such registration statement becomes effective;

     (c) in the case of a Shelf Registration, prepare and file with the SEC such renewals, amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act regarding the disposition of all Shares subject thereto for a period ending on the earlier of (i) the date on which, in the opinion of counsel to Tim Hortons, the form and substance of which is acceptable to the Selling Holder(s) whose Shares are registered on such registration statement, a registration is not required in order for all such Selling Holder(s) to sell such Shares and (ii) the date on which all of the Shares subject thereto have been sold pursuant to such registration statement (the “Shelf Effective Period”);
     (d) furnish to the Selling Holders and to any underwriter of such Shares such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents as the Selling Holders or such underwriter may reasonably request;
     (e) use its best efforts to register or qualify all of the Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the Selling Holders or any underwriter of such Shares shall reasonably request, and do any and all other acts and things that may be necessary or advisable to enable the Selling Holders or any underwriter to consummate the disposition in such jurisdictions of the Shares covered by such registration statement, except Tim Hortons shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;
     (f) (i) furnish to the Selling Holders, addressed to them, an opinion of counsel for Tim Hortons and (ii) use its best efforts to furnish to the Selling Holders, addressed to them, a “cold comfort” letter signed by the independent public accountants who have certified Tim Hortons’s financial statements included in such registration statement, covering substantially the same matters regarding such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, regarding events after the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other matters as the Selling Holders may reasonably request, in each case in form and substance and as of the dates reasonably satisfactory to the Selling Holders;
     (g) immediately notify the Selling Holders, at any time when a prospectus relating to a registration pursuant to Article III or IV is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and at the request of the Selling Holders prepare and furnish to the Selling Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
     (h) permit any Selling Holder(s) comprising holders of a majority of the Shares to be included in such registration, in their sole and exclusive judgment, to participate in the preparation of such registration or comparable statement (including having prompt access to any SEC comment letters or other communications in connection with such registration and any responses thereto) and to require the insertion therein of material, furnished to Tim Hortons in writing, which in the reasonable judgment of such Selling Holder(s) and their counsel should be included;
     (i) make available members of management of Tim Hortons, as selected by the Holders of a majority of the Shares included in such registration, for assistance in the selling effort relating to the Shares covered by such registration, including participation in road show presentations;
     (j) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, use its best efforts promptly to obtain the withdrawal of such order; and
     (k) use its best efforts to cause Shares covered by such registration statement to be registered with or approved by such other government agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Shares.
Tim Hortons may require the Selling Holders to furnish Tim Hortons with information regarding the Selling Holders and the distribution of such Shares as Tim Hortons may from time to time reasonably request in writing and as shall be required by law, the SEC or any securities exchange on which any shares of Common Stock are then listed for trading in connection with any registration.
     Section 5.02 Underwriting. If requested by the underwriter(s) for any underwritten offering in connection with a registration requested hereunder (including any registration under Article IV that involves, in whole or in part, an underwritten offering), Tim Hortons will enter into an underwriting agreement with such underwriter(s) for such offering, such agreement to contain such representations and warranties by Tim Hortons and such other terms and provisions as are customarily contained in underwriting agreements, including indemnities and contribution obligations to the effect and to the extent provided in Article VII and the provision of opinions of counsel and accountants’ letters to the effect and to the extent provided in Section 5.01(f). Tim Hortons may require the Shares requested to be registered pursuant to Article IV be included in such underwriting on the same terms and conditions as shall be applicable to the other securities being sold through underwriters under such registration; provided, however, that no Selling Holder shall be required to make any representations or warranties to Tim

Hortons or the underwriter(s) (other than representations and warranties regarding such Holder and such Holder’s intended method of distribution) or to undertake any indemnification obligations to Tim Hortons or the underwriter(s) with respect thereto, except as otherwise provided in Article VII. The Selling Holders shall be parties to any such underwriting agreement, and the representations and warranties by, and the other agreements on the part of, Tim Hortons to and for the benefit of such underwriters shall also be made to and for the benefit of such Selling Holders.
     Section 5.03 Blackout Periods for Shelf Registrations.
     (a) At any time when a Shelf Registration effected pursuant to Article III relating to the Shares is effective, upon written notice from Tim Hortons to the Selling Holders that Tim Hortons has determined in the good faith judgment of the general counsel of Tim Hortons, to be confirmed within 15 days by the Board, that (i) the Selling Holders’ sale of the Shares pursuant to the Shelf Registration would require disclosure of material information that Tim Hortons has a bona fide business purpose for preserving as confidential and the disclosure of which would have a material adverse effect on Tim Hortons or (ii) Tim Hortons is unable to comply with SEC requirements for continued use or effectiveness of the Shelf Registration (in the case of either clause (i) or (ii), for convenience, referred to as an “Information Blackout”), the Selling Holders shall suspend sales of the Shares pursuant to such Shelf Registration until the earliest of (A) the date on which such material information is disclosed to the public or ceases to be material (or Tim Hortons otherwise complies with applicable SEC requirements), (B) 90 days after the general counsel of Tim Hortons made such good faith determination (as subsequently confirmed by the Board) unless resuming use of the Shelf Registration is then prohibited by applicable SEC rules or published interpretations, and (C) such time as Tim Hortons notifies the Selling Holders that sales pursuant to such Shelf Registration may be resumed (the number of days from such suspension of sales of the Selling Holders until the day when such sales may be resumed hereunder is hereinafter called a “Sales Blackout Period”).
     (b) If there is an Information Blackout and the Selling Holders do not notify Tim Hortons in writing of their desire to cancel such Shelf Registration, the period set forth in Section 5.01(c)(i) shall be extended for a number of days equal to the number of days in the Sales Blackout Period. A Sales Blackout Period required under this Section 5.03 or by SEC rules shall not relieve the contractual duty of Tim Hortons, as set forth in Section 3.07, to file timely reports and otherwise file material required to be filed under the Exchange Act.
     Section 5.04 Listing and Other Requirements. In connection with the registration of any offering of the Shares pursuant to this Agreement, Tim Hortons agrees to use its best efforts to effect the listing of such Shares on any securities exchange on which Common Stock are then listed and otherwise facilitate the public trading of such Shares. Tim Hortons will take all other lawful actions reasonably necessary and customary under the circumstances to expedite and facilitate the disposition by the Selling Holders of Shares registered pursuant to this Agreement as described in the prospectus relating thereto, including timely preparation and delivery of stock certificates in appropriate denominations and furnishing any required instructions or legal opinions to Tim Hortons’s transfer agent in connection with Shares sold or otherwise distributed pursuant to an effective registration statement.
     Section 5.05 Holdback Agreements.

     (a) Tim Hortons shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of any registration statement in connection with a Demand Registration (other than a Shelf Registration) or a Piggyback Registration, except pursuant to registrations on Form S-8 or any successor form or unless the underwriters managing the public offering in connection with such registration otherwise agree.
     (b) If the Holders of Shares notify Tim Hortons in writing that they intend to effect an underwritten sale of Shares registered pursuant to a Shelf Registration pursuant to Article III, Tim Hortons shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for its equity securities, during the 90-day period beginning on the date such notice is received, except pursuant to registrations on Form S-8 or any successor form or unless the underwriters managing such underwritten sale otherwise agree.
     (c) If Tim Hortons completes an underwritten registration regarding any of its securities (whether offered for sale by Tim Hortons or any other Person) on a form and in a manner that would have permitted registration of the Shares, if no Holder requested the inclusion of any Shares in such registration, and if Tim Hortons gives each Holder at least 20 days prior written notice of the approximate date on which such offering is expected to be commenced, the Holders shall not effect any public sales or distributions of Common Stock until the termination of the holdback period required from Tim Hortons by any underwriters in connection with such previous registration, provided that the holdback period applicable to the Holders shall (i) in no event be longer than a period of seven days before and 90 days after the effective date of such registration or apply to the Holders more than once in any 12-month period, (ii) not apply to any Spin-Off, (iii) not apply to any Common Stock acquired on the open market and (iv) not apply unless all directors and officers of Tim Hortons and holders of 10% or more of the outstanding are bound by the same holdback restrictions as are intended to apply to the Holders.
Article VI
PREPARATION; REASONABLE INVESTIGATION
     In connection with the preparation and filing of each registration statement registering Shares under the Securities Act and each sale of Shares thereunder, Tim Hortons will give the Selling Holders and the underwriters, if any, and their respective counsel and accountants, access to its financial and other records, pertinent corporate documents and properties of Tim Hortons and such opportunities to discuss the business of Tim Hortons with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Selling Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.
Article VII
INDEMNIFICATION AND CONTRIBUTION
     (a) In the event of any registration of any Shares hereunder, Tim Hortons will enter into customary indemnification arrangements to indemnify and hold harmless each of the Selling

Holders, each of their respective directors and officers, each Person who participates as an underwriter in the offering or sale of such securities, each officer and director of each underwriter, and each Person, if any, who controls each such Selling Holder or any such underwriter within the meaning of the Securities Act (collectively, the “Covered Persons”) against any losses, claims, damages, liabilities and expenses, joint or several, to which such Person may be subject under the Securities Act or otherwise insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any related registration statement filed under the Securities Act, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto (including any free writing prospectus) or any document incorporated by reference therein, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Tim Hortons will reimburse each such Covered Person, as incurred, for any legal or any other expenses reasonably incurred by such Covered Person in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that Tim Hortons shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus or final prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Tim Hortons by such Selling Holder or such underwriter specifically for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Covered Person and shall survive the transfer of such securities by the Selling Holders. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (x) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Article VII, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Article VII provides for indemnification in such case, or (y) contribution under the Securities Act may be required on the part of any such Selling Holder or any such controlling person in circumstances for which indemnification is provided under this Article VII; then, and in each such case, Tim Hortons and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Shares offered by and sold under the applicable registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and Tim Hortons and other Selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (i) no such Holder will be required to contribute any amount in excess of the net amount of proceeds of all such Shares offered and sold by such Holder pursuant to such registration statement; and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     (b) Each of the Selling Holders, by virtue of exercising its respective registration rights hereunder, agrees and undertakes to enter into customary indemnification arrangements to indemnify and hold harmless (in the same manner and to the same extent as set forth in clause (a) of this Article VII) Tim Hortons, its directors and officers, each Person who participates as an underwriter in the offering or sale of such securities, each officer and director of each underwriter, and each Person, if any, who controls Tim Hortons or any such underwriter within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, if such statement or omission is contained in written information furnished by such Selling Holder to Tim Hortons specifically for inclusion in such registration statement or prospectus; provided, however, that the obligation to indemnify shall be individual, not joint and several, for each Selling Holder and shall be limited to the net amount of proceeds received by such Selling Holder from the sale of Shares pursuant to such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Tim Hortons or any such director, officer or Person and shall survive the transfer of the registered securities by the Selling Holders.
     (c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall not impair any Person’s rights to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without the indemnifying party’s consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to (as a result of a conflict of interest, as determined in the indemnified party’s reasonable judgment), or who elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties regarding such claim.
     (d) Indemnification and contribution similar to that specified in the preceding subdivisions of this Article VII (with appropriate modifications) shall be given by Tim Hortons and the Selling Holders regarding any required registration or other qualification of such Shares under any applicable Law other than the Securities Act.
Article VIII
BENEFITS AND TERMINATION OF REGISTRATION RIGHTS
     The Holders may exercise the registration rights granted hereunder in such manner and proportions as they shall agree among themselves. The registration rights hereunder shall cease to apply to any particular Shares and such securities shall cease to be Shares when: (a) a registration statement regarding the sale of such Shares shall have become effective under the Securities Act and such Shares shall have been disposed of in accordance with such registration statement; (b) such Shares shall have been sold to the public pursuant to Rule 144 under the Securities Act (or any successor provision); (c) such Shares shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Tim Hortons and subsequent public distribution of them shall not require registration or qualification of them under the Securities Act or any similar state or provincial law then in force; (d) such Shares shall have ceased to be outstanding; (e) in the case of Shares held by a Permitted Transferee, when such Shares become eligible for sale pursuant to Rule 144(k) under the Securities Act (or any successor provision); or (f) the date on which the Spin-Off is completed (if it occurs).
Article IX
REGISTRATION EXPENSES
     As used in this Agreement, the term “Registration Expenses” means all expenses incident to Tim Hortons’ performance of or compliance with the registration requirements set forth in this Agreement, including the following: (a) the fees, disbursements and expenses of Tim Hortons’ counsel and accountants in connection with the registration of the Shares to be disposed of under the Securities Act; (b) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to the underwriters and dealers; (c) the cost of printing and producing any agreements among underwriters, underwriting agreements, and blue sky or legal investment memoranda, any selling agreements and any amendments thereto or other documents in connection with the offering, sale or delivery of the Shares to be disposed of; (d) all expenses in connection with the qualification of the Shares to be disposed of for offering and sale under state or provincial securities laws, including the fees and disbursements of counsel for the underwriters in connection with such qualification and in connection with any blue sky and legal investment surveys; (e) the filing fees incident to securing any required review by the New York Stock Exchange, the Toronto Stock Exchange and any other securities exchange on which the Common Stock are then traded or listed of the terms of the sale of the Shares to be disposed of and the trading or listing of all such Shares on each such exchange; (f) the costs of preparing stock certificates; (g) the costs and charges of Tim Hortons’ transfer agent and registrar; and (h) the fees and disbursements of any custodians, solicitation agents, information agents and/or exchange agents. Registration Expenses shall not include underwriting discounts and underwriters’ commissions attributable to the Shares being registered for sale on behalf of the Selling Holders or the fees, disbursements and expenses of counsel to the Selling Holders, all of which shall be paid by the Selling Holders.
Article X
MISCELLANEOUS
     Section 10.01 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Parties, in each case with respect to the subject matter hereof and thereof. To the extent any portion of this Agreement conflicts with any other Separation Agreement, such other Separation Agreement shall control.

     Section 10.02 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail (with postage prepaid), to the following addresses:
(a)	If to Tim Hortons, to:
Corporate Secretary
Tim Hortons Inc.
c/o Corporate Secretary
Wendy’s International, Inc.
4288 West Dublin-Granville Road
P.O. Box 256
Dublin, OH 43017-0256
Fax: (614) 764-3243
With a copy to (which shall not constitute notice):
General Counsel
Tim Hortons Inc.
874 Sinclair Road
Oakville, Ontario L6K 2Y1
Canada
Fax: (905) 845-1458
(b)	If to Wendy’s, to:
Corporate Secretary
Wendy’s International, Inc.
4288 West Dublin-Granville Road
P.O. Box 256
Dublin, OH 43017-0256
Fax: (614) 764-3243
With a copy to (which shall not constitute notice):
General Counsel
Wendy’s International, Inc.
4288 West Dublin-Granville Road
P.O. Box 256
Dublin, OH 43017-0256
Fax: (614) 764-3243

or to such other addresses or telecopy numbers as may be specified by like notice to the other Party.
     Section 10.03 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Ohio, excluding its conflict of laws rules.
     Section 10.04 Severability. If any terms or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.
     Section 10.05 Amendment. This Agreement may only be amended by a written agreement executed by both Parties.
     Section 10.06 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
     Section 10.07 Authority. Each Party represents to the other Party that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
     Section 10.08 Jurisdiction. If any dispute arises out of or in connection with this Agreement, the Parties irrevocably (and the Parties shall cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of the U.S. District Court for the Southern Division of Ohio and state courts located in Ohio, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.
     Section 10.09 Binding Effect and Assignment. This Agreement binds and benefits the Parties and their respective successors and permitted assigns. Other than those Persons entitled to indemnity under Article VII, there are no third party beneficiaries having rights under or with respect to this Agreement.

     Section 10.10 Waiver. A provision of this Agreement may be waived only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.
[The next page is the signature page.]

     IN WITNESS WHEREOF, the Parties have caused this Registration Rights Agreement to be signed by their duly authorized representatives.

TIM HORTONS INC.
By:
Paul D. House
Chief Executive Officer and President

WENDY’S INTERNATIONAL, INC.
By:
John T. Schuessler
Chief Executive Officer and President